Exhibit 99.1

Press Release
Source: Coates International, Ltd.

COATES INTERNATIONAL, LTD. RECEIVES MAJOR FUNDING COMMITMENT FOR $10,000,000

Wednesday, May 04, 2011 – For Immediate Release

WALL TOWNSHIP,N.J. - (PR NEWSWIRE)  - Coates International, Ltd. (OTCBB: COTE)  - Coates International, Ltd. (the “Company”) is pleased to report that on May 3, 2011, it obtained a firm commitment from Black Swan Capital Group, Inc. (“Black Swan”) for  $10,000,000 funding which would provide substantial new working capital (the “Funding”). The Funding Commitment is expected to close before the end of this month.

George J. Coates, President and CEO stated: This is a significant milestone in enabling the Company to proceed with its plans and I am very excited because this will enable us to ramp up production and fulfill orders for the Coates CSRV Natural Gas Industrial Electric Power Generator Sets to our customers throughout the Western Hemisphere.

The Company has licensing fees to be received totaling $54,800,000 of which payments are due this year. Other licenses are being negotiated.  This will add to earnings along with production and sales of our products. The Company should have positive earnings soon.

This Funding was initiated by George J. Coates, President and CEO.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:
Coates International Ltd.
Phone: 732-449-7717
E-Mail: info@coatesengine.com
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